CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use and inclusion on Registration Statement on Form S-8 dated January 22, 2008, of Pipeline Data Inc., of our report dated March 27, 2007, except for Note A as to which the date is October 12, 2007 for the years ended December 31, 2006 and 2005 and for the quarter ended September 30, 2007.

/s/ Drakeford & Drakeford, LLC

Certified Public Accountants

January 22. 2008